UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2021 (May 20, 2021)

GENESCO INC.

(Exact name of registrant as specified in its charter)

Tennessee	1-3083	62-0211340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Murfreesboro Pike Nashville Tennessee	37217-2895
(Address of principal executive offices)	(Zip Code)

(615) 367-7000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1.00 par value	GCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2021, Marty G. Dickens and Kathleen Mason notified Genesco Inc. (the “Company”) of their decision not to stand for reelection to the Board of Directors of the Company (the “Board”) when their respective terms expire at the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”). Neither Mr. Dickens’ nor Ms. Mason’s retirement is due to any disagreement with the Company. Each of Mr. Dickens and Ms. Mason will continue to serve as a member of the Board until the Annual Meeting, when their retirements will be deemed effective.

On May 20, 2021, the Board voted to appoint Angel R. Martinez, Mary E. Meixelsperger and Gregory A. Sandfort to the Board, effective May 20, 2021. Additionally, effective as of such date, (i) Mr. Martinez was appointed to serve on the Board’s Nominating and Governance Committee, (ii) Ms. Meixelsperger was appointed to serve on the Board’s Audit Committee, and (iii) Mr. Sandfort was appointed to serve on the Board’s Compensation Committee. The Board has determined that each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort is independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort will serve as a director until the Annual Meeting or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Board has nominated each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort for election at the Annual Meeting for a term of one year to serve until the 2022 annual meeting of shareholders or until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

As non-employee directors of the Company, each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort will receive an annual cash retainer of $87,500 for Board service. Their annual cash retainers will be pro-rated for their time of service during the current Board term. In connection with their appointments, each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort also received a grant of restricted shares of the Company’s common stock valued at $9,012. The restricted stock vests on the first anniversary of the grant date, subject to continued service on the Board. As part of director compensation, each non-employee director is also entitled to receive an annual restricted stock award equal to a value of approximately $107,500 which grants are expected to be made to Ms. Meixelsperger and Messrs. Martinez and Sandfort at the Annual Meeting assuming their election for a term of one year. Pursuant to the Company’s stock ownership policy for directors, each of Mr. Martinez, Ms. Meixelsperger and Mr. Sandfort is required to hold common stock of the Company having a value equal to three times his or her annual cash retainer and has five years to achieve compliance with this policy.

There are no arrangements or understandings between any of Mr. Martinez, Ms. Meixelsperger or Mr. Sandfort and any other persons pursuant to which he or she was selected as a director. There are no transactions involving the Company and Mr. Martinez, Ms. Meixelsperger or Mr. Sandfort that would be reportable under Item 404(a) of Regulation S-K. A copy of the press release with respect to the appointment of each of these directors is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release issued by Genesco Inc., dated May 21, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.
(Registrant)

By:	/s/Scott E. Becker
Scott E. Becker
Senior Vice President, General Counsel and Corporate Secretary

Date: May 21, 2021